EXHIBIT 99
NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •
Cleveland, Ohio 44115 • (216) 566-2140
     The Sherwin-Williams Company Reports First Quarter 2010 Financial Results
•	Consolidated net sales increased 1.0% to $1.565 billion

•	Diluted income per common share was $.30 per share, including a charge of $.10 per share for the recently enacted health care legislation

•	Working capital ratio (accounts receivable plus inventories less accounts payable to 12 month sales) was 12.4% compared to 12.8% last year

•	2Q10 sales up high single digit percentage; 2Q10 EPS range $1.55 to $1.70 per share

•	Raising FY10 sales expectation to up mid-to-high single digit percentage; Increasing FY10 EPS range to $4.20 to $4.60 per share
CLEVELAND, OHIO, April 22, 2010 — The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the first quarter ended March 31, 2010. Compared to the same period in 2009, consolidated net sales increased $14.8 million, or 1.0%, to $1.565 billion in the quarter due to the favorable impact of foreign currency translation rate changes partially offset by a decline in domestic paint sales volume. Favorable currency translation rate changes increased consolidated net sales 2.9% in the quarter.
Diluted net income per common share in the quarter, including a one-time increase in income tax expense of $.10 per share relating to the Health Care and Education Reconciliation Act of 2010 passed by Congress on March 25, 2010, decreased to $.30 per share from $.32 per share in 2009. The unfavorable impact of the health care legislation was not included in our guidance for first quarter or full year 2010 diluted net income per share issued on January 26, 2010. Foreign currency rate changes and acquisitions had no significant impact on diluted net income per common share in the quarter.
Net sales in the Paint Stores Group decreased 5.3% to $850.9 million in the quarter due primarily to a decline in paint sales volume and corresponding weakness in non-paint sales. During the quarter, net sales from stores open for more than twelve calendar months decreased 5.4% over last year’s first quarter. Paint Stores Group segment profit decreased to $47.8 million in the quarter from $56.6 million last year due primarily to lower sales volume and raw material cost increases partially offset by reductions in selling, general and administrative expenses. Segment profit as a percent to net sales decreased to 5.6% from 6.3% last year due to volume.
Net sales of the Consumer Group increased 1.4% to $292.1 million in the quarter due primarily to new product introductions partially offset by soft DIY demand at some of the Segment’s retail customers. Segment profit increased to $37.5 million in the quarter from $30.2 million last year. Segment profit in the quarter increased as a percent to net external sales to 12.8% from 10.5% last year due primarily to good cost control and cost savings realized from previous year plant rationalizations partially offset by increasing raw material costs and reduced fixed cost absorption from lower manufacturing and distribution volume.

The Global Finishes Group’s net sales stated in U.S. dollars increased 16.2% to $421.1 million in the quarter due primarily to favorable currency translation rate changes and higher paint sales volume. In the quarter, favorable currency translation rate changes increased net sales of the Global Finishes Group in U.S. dollars by 10.3%. Stated in U.S. dollars, Global Finishes Group segment profit in the quarter increased to $23.0 million from $5.3 million in last year’s first quarter due primarily to increased paint sales volume and good expense control. Foreign currency rate changes reduced segment profit in the quarter by $1.1 million. As a percent to net external sales, segment profit was 5.5% in the quarter versus 1.5% last year.
The Company acquired 400,000 shares of its common stock through open market purchases in the quarter and had remaining authorization at March 31, 2010 to purchase 10.35 million shares.
Commenting on the financial results for the first quarter, Christopher M. Connor, Chairman and Chief Executive Officer, said, “Sales in the quarter were slightly stronger than we anticipated, although domestic demand remains soft. Paint Stores Group volume decreased at the lowest rate since the fourth quarter 2008 due to improvements in certain architectural segments. In the Global Finishes Group, we are pleased with the growth in architectural, OEM, and automotive finishes sales volume. Our Consumer Group improved their operating results through disciplined cost management and realizing the benefits from prior year site rationalizations. Our operating segment management teams continue to control costs and have announced or implemented price increases to help mitigate increasing raw material costs.
“We continued to invest in our business by opening 3 net new locations in the Paint Stores Group and 1 in our Global Finishes Group. For the year, we expect our Paint Stores Group to open 40 to 50 new stores while slowing the rate at which we close redundant store locations. In April, we completed the acquisition of Sayerlack Industrial Wood Coatings, a leading coatings innovator in the joinery, furniture, and cabinets markets. We made further progress in our management of working capital, reducing our working capital ratio to 12.4% of sales from 12.8% of sales in the first quarter of last year. During the quarter, we used our cash to continue to buy shares of stock and we increased the dividend rate to $.36 from $.355 last year. Our balance sheet remains fiscally sound and capable of financing our planned business operations and growth in the foreseeable future.
“For the second quarter, we anticipate that our consolidated net sales will increase a high single digit percentage compared to last year’s second quarter. We expect diluted net income per common share for the second quarter to be in the range of $1.55 to $1.70 per share compared to $1.35 per share in 2009. For the full year 2010, we expect consolidated net sales to increase above 2009 levels by a mid-to-high single digit percentage. With annual sales at that level, we have raised our expectation for diluted net income per common share for 2010 to be in the range of $4.20 to $4.60 per share, including the unfavorable tax impact of health care legislation, compared to $3.78 per share earned in 2009.”
The Company will conduct a conference call to discuss its financial results for the first quarter and its outlook for the second quarter and full year 2010 at 11:00 a.m. ET on Thursday, April 22, 2010. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the April 22nd release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Wednesday, May 12, 2010 at 5:00 p.m. ET.
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®,

Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 3,500 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 70 countries around the world. For more information, visit www.sherwin.com.

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Contacts:
Bob Wells
Senior Vice President — Corporate Communications and Public Affairs
Sherwin-Williams
Direct: 216.566.2244
rjwells@sherwin.com
Mike Conway
Director — Corporate Communications and Investor Relations
Sherwin-Williams
Direct: 216.515.4393
Pager: 216.422.3751
mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)

	Three Months Ended March 31,
Thousands of dollars, except per share data	2010	2009
Net sales	$1,565,482	$1,550,677
Cost of goods sold	873,514	870,071
Gross profit	691,968	680,606
Percent to net sales	44.2%	43.9%
Selling, general and administrative expenses	612,875	608,848
Percent to net sales	39.1%	39.3%
Other general expense — net	1,906	10,405
Interest expense	11,570	12,202
Interest and net investment income	(639)	(636)
Other expense (income) — net	6,798	(1,106)

Income before income taxes	59,458	50,893
Income taxes	26,855	13,614

Net income	$32,603	$37,279

Net income per common share:
Basic	$0.30	$0.32

Diluted	$0.30	$0.32

Average shares outstanding — basic	107,959,598	115,946,629

Average shares and equivalents outstanding — diluted	110,014,867	118,029,772

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the April 22nd release.